Exhibit 99.1

 NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
FIRST QUARTER 2010 RESULTS

May 13, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net ncome of $11.5 million, or $0.14 per share, for the first quarter ended April 3, 2010.  Sales and results of operations for the first quarter as compared to the same period of the prior year are as follows:

For the first quarter of 2010, the company reported net sales of $162.8 million as compared to $133.0 million for the first quarter of 2009.  Higher finished product prices accounted for the majority of the $29.8 million increase.

Net income for the first quarter of 2010 increased to $11.5 million, or $0.14 per share, as compared to $4.8 million, or $0.06 per share, for the 2009 comparable period.  The $6.7 million increase in net income for the first quarter resulted primarily from  higher finished product prices, increases in both volume and yield of raw material and lower energy costs related to natural gas and diesel fuel.

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “We are very pleased to be off to a good start in  2010.  Improved finished product prices, lower energy costs and  strong results by our acquisitions made during 2009 helped our performance.”

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Darling International will host a conference call to discuss the Company’s first quarter 2010 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, May 14, 2010.  To listen to the conference call, participants calling from within North America should dial 800-860-2442; international participants should dial 412-858-4600.  Please refer to access code 440478.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through May 21, 2010, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 440478.  The conference call will also be archived on the Company’s website.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continuing turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended April 3, 2010 and April 4, 2009
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2010	April 4, 2009	$ Change Favorable/ (Unfavorable)
Net sales	$162,782	$133,000	$29,782
Costs and expenses:
Cost of sales and operating expenses	120,410	103,543	(16,867)
Selling, general and administrative expenses	15,765	14,757	(1,008)
Depreciation and amortization	7,024	5,937	(1,087)
Total costs and expenses	143,199	124,237	(18,962)

Operating income	19,583	8,763	10,820

Other income/(expense):
Interest expense	(910)	(658)	(252)
Other, net	(534)	(237)	(297)
Total other income/(expense)	(1,444)	(895)	(549)

Income from operations before income taxes	18,139	7,868	10,271
Income taxes (expense)/benefit	(6,661)	(3,058)	(3,603)
Net income	$11,478	$4,810	$6,668

Basic income per share:	$0.14	$0.06	$0.08
Diluted income per share:	$0.14	$0.06	$0.08

FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300